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                                                                   EXHIBIT 10.57

                          PURCHASE AND SALE AGREEMENT

     This PURCHASE AND SALE AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time in accordance with applicable provisions hereof, this "Agreement") dated July 3, 2002, is between DDD ENERGY, INC., a Delaware corporation ("Seller"), the address for which is 50 Briar Hollow Lane, Seventh Floor West, Houston, Texas 77027, and RISING STAR ENERGY, L.L.C., a Texas limited liability company ("Purchaser"), the address of which is 3141 Hood Street, Suite 350, Dallas, Texas 75219.

     In consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

     Purchase and Sale. In accordance with the terms of this Agreement, Seller agrees to sell all of the Seller's oil and gas properties and related assets including without limitation all of the interests, rights, and property (collectively, the "Acquired Assets") described in Section 1.01, excluding, however, the Excluded Assets as defined below in Section 1.02 to Purchaser and Purchaser agrees to purchase the Acquired Assets from Seller. As used herein, the term "Working Interest" means, as to a Lease (as defined in Section 1.01), the right to exploit, produce and operate the mineral rights covered by such Lease and the obligation to bear the expense and cost associated with such exploitation, production and operation, whether or not such rights or obligations are derived from Record Title (as defined below in Section 1.01) or Operating Rights (as defined below in Section 1.01). As used herein, the term "Net Revenue Interest" means:

          (a) as to a Lease, the ownership percentage of all Substances (as defined in Section 1.01) produced from the Lease to which it applies; and

          (b) as to a Well (as defined in Section 3.01(h)), the ownership percentage of all Substances produced from the Well to which it applies.

     The Net Revenue Interest attributable to a Lease or Well that is pooled or unitized shall be the percentage of Substances produced from the pool or unit and allocated to the Lease or Well in question. Each Net Revenue Interest shall be the relevant ownership percentage net of all royalties, overriding royalties, production payments and other burdens measured by or payable out of Substances produced from or attributable the relevant Lease, Well, pool or unit. The Net Revenue Interest shall include overriding royalty interests owned by Seller measured by or payable out of Substances produced from or attributable the relevant Lease, Well, pool or unit. As used herein, the term "Record Title" means the record title ownership of a Lease. As used herein, the term "Operating Rights" means the interest created out of the record title ownership of a Lease authorizing the holder of that right to enter upon the lands covered by the Lease to conduct drilling and related operations, including production of oil or gas from such lands, in accordance with the terms of the Lease, and the obligation to bear the expense and cost associated with such operations.

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     1.01 Acquired Assets. The following interests, rights, and property comprise the Acquired Assets:

          (a) the interests set forth in the attached Schedule 1-A in the oil and gas leases and lands described in such Schedule 1-A, including Operating Rights and Record Title, working, leasehold, mineral, royalty, overriding royalty, net revenue, net profits or reversionary interests, other mineral rights, and any other interests of a similar nature expressed, as a percentage, in such Schedule 1-A (collectively, the "Leases");

          (b) all right, title, and interest of Seller in all Wells (including the interest of Seller in the Wells specifically described in Schedule 1-A), equipment, fixtures, platforms, personal property and improvements (including materials, plants, pipelines, gathering and processing systems and salt water disposal systems) which are, as of the date of this Agreement, as of the Effective Time (as defined in Section 1.03) or as of the Closing Date (as defined in Section 7.01), as the case may be, located on, appurtenant to or used in connection with the Leases (the "Equipment");

          (c) all right, title, and interest of Seller in all contracts, escrowed funds for the abandonment of the Acquired Assets, partnerships, joint ventures, limited liability companies and other entities, agreements, instruments, payout balances, commitments, licenses, permits, easements, rights-of-way, and other rights of Seller relating to the items described above in this Section 1.01, together with all rights, claims, and causes of action of Seller under such items existing or arising at or after the Effective Time, and the contracts specifically described in Schedule 1-B (all of the foregoing in this clause (c), collectively, the "Contracts");

          (d) all right, title, and interest of Seller in oil, gas, condensate, related hydrocarbons, and other minerals produced from the Leases on or after the Effective Time, including all oil in storage as described in clause (i) of Section 2.04, ("Substances");

          (e) all accounts, including the share of Seller in any gas imbalance, makeup obligation, abandonment escrow account, instrument, general intangible, lien, and security interest arising from the sale or other disposition of the items described in this Section 1.01 on or after the Effective Time ("Accounts"); and

          (f) to the extent available and assignable pursuant to the terms of applicable law and third party agreements (without the payment of any funds or other consideration by Purchaser), all information, books, records, files, muniments of title, reports, documents and materials of Seller that are related to the portion of the Acquired Assets described in clauses
     (a)-(e) of this Section 1.01, including (i) all reservoir, land, lease, prospect, well, operation and production files, drilling reports, engineering reports and data and environmental reports, (ii) all seismic records, field notes, interpretations and programs, and all seismic records and data and other geological and geophysical information and libraries, together with all computers and other hardware and software used to

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     interpret and analyze geological and geophysical data and all other proprietary information relating to the Acquired Assets ("Seismic Data"),
     (iii) maps, logs, core analyses, and formation tests; (iv) production records; and (v) title and contract files (collectively, with the Seismic Data, the "Records").

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any obligations related to the Acquired Assets unless Purchaser expressly assumes that obligation pursuant to Section 9.06.

     1.02 Excluded Assets. The assets of Seller specified in Schedule 1.02 (collectively, the "Excluded Assets") are excluded from the Acquired Assets and shall remain the property of Seller after the closing, subject to the exercise by Purchaser of the Purchase Option (as defined in Section 1.03 below).

     1.03 Option to Acquire the Excluded Assets. For a period of thirty (30) days following the Closing, Seller grants to Purchaser, with respect to items
(a), (b) and (c) set forth in Schedule 1.03 and Endeavor grants to Purchaser with respect to items (d) and (e) set forth in Schedule 1.03 (as used in this Section 1.03, Seller and Endeavor are each referred to, individually or collectively, as applicable, as "Optionor"), the right and option ("Purchase Option") (i) to purchase any or all of such Excluded Assets at the Option Price set forth in Section 2.02 or (ii) to enter into a joint venture arrangement with Optionor (the "Joint Venture") pursuant to which all of the Excluded Assets will be conveyed to Purchaser in accordance with the mutual agreement of the parties. This Purchase Option is exercisable by Purchaser, in its sole discretion, at any time during the thirty (30) day period following the Closing by delivering written notice to Optionor which shall identify the Excluded Assets to be purchased or require the parties to enter into the Joint Venture arrangement. If Purchaser exercises the Purchase Option to enter into such an arrangement, the Joint Venture may provide for the following, subject to the mutual agreement of the parties:

          (a) contribution by Optionor of all or a portion (or if made into a Joint Venture, all) of the Excluded Assets at Optionor's basis in, or other agreed value of, the Excluded Assets with the right of Purchaser to contribute certain other capital from time to time, resulting in adjustment of the capital accounts and sharing ratios associated with the Joint Venture; and

          (b)  a process requiring Purchaser to present an offer to Optionor to
     (i) purchase Optionor's interest in the Joint Venture for a per-unit price nominated by Purchaser or (ii) sell Purchaser's interest in the Joint Venture to Optionor for an amount equal to the exact same per-unit price specified in clause (i) of this Section 1.03(b). The consummation of the transactions contemplated by such sale or purchase, as determined by Optionor under this Section 1.03(b), shall occur at the offices of Jackson Walker L.L.P. no later than December 31, 2002.

     1.04 Effective Time. The purchase and sale of the Acquired Assets shall be effective for all purposes as of June 1, 2002, at 12:01 a.m., local time (the "Effective Time").

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                                   ARTICLE II
                                 PURCHASE PRICE

     2.01 Purchase Price. The purchase price for the Acquired Assets (the "Purchase Price") is Twenty-Five Million AND 00/100 DOLLARS ($25,000,000.00). In accordance with Section 2.05 and Section 9.01 the Purchase Price, as adjusted pursuant to the terms of this Agreement shall be paid to Seller.

     2.02 Option Price. Upon the exercise of the Purchase Option as described in
Section 1.03 above, Purchaser may purchase any or all of the Excluded Assets for the purchase prices specified below (each a "Option Price"):

          (a) The Option Price for the Lawson Field Asset shall be Nine Million Five Hundred Fifty Thousand Dollars ($9,550,000.00).

          (b) The Option Price for the Norphlet Project Asset shall be One Million Dollars ($1,000,000.00).

          (c) The Option Price for the West AA Prospect shall be One Million Dollars ($1,000,000.00).

          (d) The Option Price for the Garfield and Magilla Prospects shall be One Million Two Hundred Thousand Dollars ($1,200,000.00).

          (e) The Option Price for the Cox-Perkins Wells shall be One Million Nine Hundred Thousand Dollars ($1,900,000.00).

          (f) The Option Price for the Wharton-Hunt Well shall be Three Hundred Fifty Thousand ($350,000.00).

     2.03 Escrow Deposit. Upon receipt of the Board Resolutions and Lender Approval referred to in Section 8.01(f), Purchaser shall simultaneously deliver One Million Eight Hundred and Seventy-Five Thousand and 00/100 ($1,875,000.00) (the "Escrow Deposit") to JP Morgan Chase Bank (the "Escrow Agent"). The Escrow Deposit shall be kept in an interest bearing escrow account in accordance with the Escrow Agreement (the "Escrow Agreement") in the form attached hereto as
Schedule 2.03, and, disbursed pursuant to the Escrow Agreement Among Purchaser or Seller. In accordance with the Escrow Agreement, the Escrow Deposit shall either (i) be applied toward the payment of the Purchase Price, if the Closing occurs, (ii) paid to Seller, if this Agreement is terminated as provided in
Section 8.02(a), or (iii) otherwise returned to Purchaser with interest, after receipt of Purchaser's demand, if this Agreement is terminated or canceled or the transaction is not consummated for any other reason whatsoever.

     2.04 Adjustments to Purchase Price. The Purchase Price shall be adjusted as provided in this Section 2.04 and the resulting amount shall be referred to as the "Adjusted Purchase Price." Not less than five (5) days prior to the Closing Date, Seller shall deliver to Purchaser a preliminary closing statement (the "Preliminary Closing Statement"), substantially in the form attached hereto as
Schedule 2.04, setting forth adjustments to the Purchase Price using the best information then available and prepared in accordance with customary accounting principles used in the oil and gas industry.

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          (a)  The Purchase Price shall be increased by the following:

               (i) an amount equal to the quantity of merchantable oil produced from the Leases and in storage at the Effective Time, and not sold or disposed of prior to Closing (as defined in Section 7.01), multiplied by the market price (market price shall be deemed to be the amount the Seller would receive if the oil were marketed by the operator of the Lease) for such oil at the Effective Time, net of all taxes and gravity adjustments and transportation expenses necessary to market such production;

               (ii) the amount of (A) the direct capital expenses for operations approved in accordance with Section 4.01 or otherwise made in accordance with applicable provisions of this Agreement, direct lease operating expenses charged under applicable operating agreements, and general and administrative charges, if any, payable to any third-party operator under applicable operating agreements, and
          (B) in respect of Leases for which Seller serves as operator, the direct capital expenses for operations approved in accordance with
          Section 4.01 or otherwise made in accordance with applicable provisions of this Agreement and direct lease operating expenses, in each instance that are: (1) attributable to the Acquired Assets during the period between the Effective Time and Closing, and (2) incurred and paid by Seller (whether before or after Closing);

               (iii) the amount of premiums under insurance policies (including, as applicable, business interruption insurance) attributable to the Acquired Assets and the production therefrom for the period extending from the Effective Time to Closing;

               (iv) an amount equal to the average daily market price of natural gas per mcf, (mmbtu adjusted) for delivery at the Houston Ship Channel for the month of May 31, 2002, as published in Inside FERC, representing the agreed value of the net undertaken Imbalances (as defined in Section 3.01(n)) as of the Effective Time, as such term is defined hereinafter; and

          (b)  The Purchase Price shall be decreased by the following:

               (i) the amount of net proceeds or other value received by Seller for the sale or disposition of Substances, including net proceeds from the sale of liquids and other constituents removed in gas plants or other processing facilities, produced after the Effective Time;

               (ii) the amount of proceeds or other value received by Seller for the sale or disposition, after the Effective Time, of any portion of the Acquired Assets;

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               (iii)  an amount equal to the aggregate of all Title Defect
          Amounts (as hereinafter defined) with respect to all uncured Title Defects as determined pursuant to the provisions of Section 5.08(a);

               (iv) the amount of any downward adjustment to the Purchase Price on account of any Casualty Loss (as defined in Section 5.07) pursuant to the provisions of Section 5.07;

               (v) the amount of any downward adjustment to the Purchase Price on account of any Environmental Laws (as defined in Section 3.01(p) pursuant to the provisions of Section 5.09(b); and

               (vi) the amount of any downward adjustment to the Purchase Price as a result of the exercise of any preferential rights by the holders thereof, as provided in Section 5.09(c).

     2.05 Payment of Adjusted Purchase Price. At Closing, Purchaser shall pay Seller a cash amount, in immediately available funds, equal to the Adjusted Purchase Price, as determined on the basis of the Preliminary Closing Statement, less any amounts payable pursuant to the Escrow Agreement.

     2.05 Allocation of Purchase Price.

          (a) The Purchase Price shall be allocated among tangibles and intangibles comprising the Acquired Assets as follows: (i) ninety percent (90%) of the Purchase Price shall be attributed to the Leases and associated Contracts; and (ii) ten (10%) of the Purchase Price shall be attributed to Equipment and other personal property. Purchaser and Seller agree: (i) to be bound by the allocation of the Purchase Price among tangibles and intangibles set forth herein for all purposes; (ii) to consistently report such allocations for all federal, state and local income tax purposes; and (iii) to file timely all reports required by the Internal Revenue Code of 1986, as amended (the "Code"), including Form 8594 (Asset Acquisition Statement Under Section 1060), pursuant to the requirements of Section 1060 of the Code, concerning the Purchase Price allocation.

          (b) A portion of the Purchase Price has been allocated to the various Acquired Assets in the manner and in accordance with the respective values set forth in Schedule 1-A. If any adjustment is made to the Purchase Price pursuant to Section 2.04, a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Acquired Asset in
     Schedule 1-A. In no event shall any negative adjustment with respect to any Acquired Asset exceed the portion of the Purchase Price allocated to such Acquired Asset as provided in Schedule 2.06(b).

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.01 Representations and Warranties by Seller. Seller represents and warrants to Purchaser (which representations and warranties shall survive Closing and the execution and

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delivery of the documentation to be executed and delivered at Closing, to the extent provided in Section 10.15) that:

          (a) Seller is a corporation duly organized, existing and in good standing under the laws of the State of Delaware and is qualified to do business in, and is in good standing under the laws of, the State of Texas and each jurisdiction in which the failure to so qualify would have a material adverse effect on the Seller. Seller is qualified under applicable laws and regulations to own the Acquired Assets. All prior assignments of interests in any of the Leases or other Acquired Assets that are pending approval by the United States of America, Department of Interior, Bureau of Land Management (the "BLM") are in proper form for approval by the BLM in accordance with the laws, rules, regulations and practices applicable thereto.

          (b) Seller has the full legal power, right and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

          (c) Subject to Section 6.01(g), the execution, delivery and performance by Seller of this Agreement and the documentation to be executed and delivered at Closing have been authorized by all necessary action, corporate and otherwise, on the part of Seller. Execution, delivery and performance by Seller of this Agreement do not and execution, delivery and performance by Seller of the documentation to be executed and delivered at Closing will not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any (i) agreement, instrument, judgment, order, decree, law or regulation applicable to Seller or the Acquired Assets or (ii) any provision of the articles of incorporation or bylaws of Seller.

          (d) Subject to laws and equitable principles affecting the rights of creditors, this Agreement is and the documentation to be executed and delivered at Closing will be, upon execution and delivery thereof, legal, valid and binding obligations of Seller enforceable according to their respective terms.

          (e) Except as set forth in Schedule 3.01(e), no suit, arbitration, inquiry, proceeding, audit, claim, demand or investigation is pending or, to the knowledge of Seller, threatened that might result in impairment or loss or diminution of the title of Seller to the Acquired Assets or otherwise adversely affect any of the Acquired Assets in any material respect. There are no bankruptcy or reorganization proceedings pending or, to the knowledge of Seller, threatened against Seller or any Affiliate of Seller.

          (f) Schedule 1-B sets forth a list of the following contracts, agreements or commitments to which the Acquired Assets are subject or by which Seller is bound with respect to the Acquired assets:

              (i) any written contract or agreement with Seller or any Affiliate of Seller relating to the provision of goods or services which will survive the Closing;

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               (ii)  any contract, agreement or commitment that commits Seller and its assigns to aggregate expenditures with respect to the Acquired Assets of more than $100,000 in any calendar year, excluding (x) the Leases and any contracts or agreements creating interests or rights in the Acquired Assets, (y) joint operating agreements, and (z) unitization or pooling agreements;

               (iii) any contract, agreement or commitment that commits Seller and its assigns to sell, process, transport or market any Substances excluding (x) any such contract, agreement or commitment which expires within six months or can be terminated by Seller and its assigns upon not more than six months' notice without penalty, (y) joint operating agreements and (z) unitization or pooling agreements;

               (iv) any contract, agreement or commitment that restricts Seller and its assigns, as owners of any of the Acquired Assets, from competing with any third party in any geographic region or line of business; and

               (v) any contract, agreement or commitment that warrants the volume of production of Substances to be delivered by Seller and its assigns from the Acquired Assets.

          (g) To the extent Seller is responsible for payment thereof and otherwise to the knowledge of Seller, all rentals, royalties, shut-in royalties, overriding royalties, taxes and other payments due pursuant to or with respect to the Leases or the production of Substances therefrom or attributable thereto or revenue attributable to such production have been properly paid.

          (h) To the knowledge of Seller, the Leases have been drilled, completed, operated, developed and produced in material compliance with all applicable judgments, orders, laws, rules and regulations. Except as set forth in Schedule 3.01(h), (i) all necessary certificates, consents, permits, licenses and other governmental authorizations affecting the Acquired Assets have been obtained and are in force, (ii) there are no outstanding violations of any applicable regulations, rules or orders of the Federal Energy Regulatory Commission, the BLM, or any other regulatory agency with respect to the Acquired Assets, (iii) the production status of each oil, gas, injection or disposal well included in the Acquired Assets (each a "Well") identified in Schedule 1-A as of the Effective Time and, to the best knowledge of Seller, as of the date of execution of this Agreement, is correctly reflected on such Schedule, and (iv) there are no wells included in the Acquired Assets or located on the Leases that (A) Seller is obligated, by applicable judgments, orders, laws, rules, regulations or contract, to currently plug and abandon or (B) are subject to exceptions to a requirement to plug and abandon issued by a governmental authority.

          (i) Seller is not obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or not participate in a past or current operation on the Leases pursuant to applicable operating agreements, to produce Substances, or allow Substances to be produced, without receiving full payment at

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     the time of delivery in an amount that corresponds to the Net Revenue
     Interest described in Schedule 1-A.

          (j) Seller is timely receiving its share of proceeds from the sale of Substances produced from or allocable to the Leases without suspense, counterclaim or set-off. There has been no production of Substances from or allocable to the Leases in excess of the allowable production established pursuant to applicable state or federal law or regulation that would result in a restriction on production of Substances from or allocable to the Leases subsequent to the Effective Time.

          (k) Except for Casualty Losses after the date of execution of this Agreement, which are covered by the provisions of Section 5.07, since January 1, 2002 no event has occurred and no condition exists which has, or could reasonably be expected to, materially adversely affected the value of the Acquired Assets or the ability of Purchaser to own, hold, develop and operate the Acquired Assets, except for depletion through normal production changes in rates of production that occur in the ordinary course of operation, depreciation of the Equipment through ordinary wear and tear, and changes in general economic conditions and product pricing generally affecting the oil and gas industry

          (l) Seller has incurred no liability for brokers' or finders' fees related to the transactions contemplated by this Agreement for which Purchaser shall be liable.

          (m) Except as set forth in Schedule 3.01(m), there are no outstanding authorities for expenditures or any oral or written commitments or proposals to conduct operations on the Leases which are required to be approved by non-operators under the terms of the applicable joint operating agreement.

          (n) Except as set forth in Schedule 3.01(n), as of the Effective Time, no portion of the Acquired Assets is over produced, under produced, or otherwise subject to an imbalance or make-up obligation (collectively, "Imbalances") with respect to Substances produced from or allocated to the Acquired Assets, regardless of whether such Imbalances arise at the platform, wellhead, pipeline, gathering system or other level and regardless of whether such Imbalances arise under Contract or otherwise.

          (o) No consents or approvals of any third persons are required in connection with the transfer of the Acquired Assets from Seller to Purchaser other than the approval of the BLM and the consents listed in
     Schedule 3.01(o). Except as set forth in Schedule 3.01(o) there are no preference rights applicable to the sale of the Acquired Assets by Seller to Purchaser pursuant to this Agreement.

          (p) Seller has obtained all permits, licenses and other authorizations (collectively, "Environmental Permits") which are required under any law, ordinance, statute, code, rule, regulation, agreement, judgment, order, or decree of any federal, state or local governmental authority, applicable to the Acquired Assets, relating to pollution, the protection or regulation of human health, natural

                                                                   Page 13 of 50

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     resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste into the environment, including ambient air, surface water, ground water or land or soil (collectively, "Environmental Laws"), and all of such Environmental Permits are in full force and effect and all fees and charges relating thereto have been paid. Seller is in compliance with all Environmental Laws and Environmental Permits applicable to the Acquired Assets, and the Acquired Assets are not subject to any material unfulfilled remedial obligations pursuant to Environmental Laws. Seller has not received notice of any violation or alleged violation that is continuing (or of any fact or circumstance which with notice or the passage of time or both would constitute a violation) of any Environmental Laws or Environmental Permits relating to the Acquired Assets or any investigation relating thereto.

          (q) Seller is not a nonresident alien of the United States.

          (r) Except as set forth on the Disclosure Schedule, (i) Seller owns or has the right to use without any limitations or restrictions (including without limitation restrictions related to transfers to, or use by, any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, governmental authority or other entity (each, a "Person")), the Seismic Data; (ii) the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights or breach any agreements with third-party vendors or require payments of any additional sums to such Persons; and (iii) the manner in which Seller has actually used or copied such Seismic Data does not and has not infringed on the rights of any Person.

          (s) All books, records and files of Seller pertaining to the Acquired Assets, to Seller's knowledge, fairly and accurately reflect the ownership, use, enjoyment and operation by Seller of its assets.

          (t) The transfer of the Acquired Assets to the Purchaser is not being made with the actual intent to hinder, delay or defraud any creditor of Seller. The Purchase Price constitutes reasonably equivalent value in exchange for the sale of the Acquired Assets as such value has been determined on or prior to the Closing, will be determined by an independent, third party appraiser, selected by Seller prior to the Closing and Seller is not insolvent now and will not become insolvent on the Closing Date.

          (u) Seller has delivered to Purchaser a copy of the report prepared by Garb, Grubb & Harris dated December 31, 2001. To the knowledge of Seller, the factual information furnished by Seller to Garb, Grubb & Harris for purposes of such report (including, without limitation, production, volumes, decline curves, sales prices for production, reserve reports, contractual pricing provisions under oil or gas sales or marketing contracts under hedging arrangements, costs of operations and development, lease operating expenses, and working interest and net revenue information relating to Seller's ownership interests in properties) was true and correct in all material respects on the date of such reserve report;

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     provided, however (i) the reserves included in such report are estimates only and should not be construed as exact quantities, (ii) such reserves may or may not be recovered and, if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts,
     (iii) the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in such report due to governmental policies and uncertainties of supply and demand, and (iv) estimates of such reserves may increase or decrease as a result of future operations.

          (v) Seller has no knowledge of the breach of any representation, warranty, covenant or agreement hereunder by Purchaser or of the failure of Purchaser to perform an obligation hereunder, other than such as have been disclosed in writing to Purchaser.

     3.02 Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller (which representations and warranties shall survive Closing and the execution and delivery of the documentation to be executed and delivered at Closing) that:

          (a) Purchaser is a limited liability company organized, existing and in good standing under the laws of the State of Texas and is qualified to do business in, and is in good standing under the laws of the State of Texas, and as of the Closing will be qualified to do business in each jurisdiction in which the failure to so qualify would have a material adverse affect on the Purchaser.

          (b) Purchaser has the full legal power, right and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement. On or before the Closing, Purchaser will be qualified in accordance with applicable law, to own the Acquired Assets as a non-operator of such assets and will have complied with all necessary governmental bonding requirements required for its ownership of the Acquired Assets.

          (c) The execution, delivery and performance by Purchaser of this Agreement and the documentation to be executed and delivered at Closing have been authorized by all necessary action, corporate and otherwise, on the part of Purchaser. Execution, delivery and performance by Purchaser of this Agreement do not and execution, delivery and performance by Purchaser of the documentation to be executed and delivered at Closing will not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any (i) agreement, instrument, judgment, order, decree, law or regulation applicable to Purchaser or (ii) any provision of the articles or certificate of incorporation or bylaws of Purchaser.

          (d) Subject to laws and equitable principles affecting the rights of creditors, this Agreement is and the documentation to be executed and delivered by Purchaser at Closing will be, upon execution and delivery thereof, legal, valid and binding obligations of Purchaser enforceable according to their terms. There are no bankruptcy or reorganization proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser.

          (e) Purchaser has incurred no liability for brokers' or finders' fees related to the transactions contemplated by this Agreement for which Seller shall be liable.

          (f) There are no pending suits, actions or other proceedings to which Purchaser is a party (or, to the knowledge of Purchaser, which have been threatened to be instituted against Purchaser) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. There are no bankruptcy or reorganization proceedings pending or to the knowledge of Purchaser threatened against Purchaser or any Affiliate of Purchaser.

          (g) Purchaser is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate the Acquired Assets for purchase, and is acquiring the Acquired Assets for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 or any applicable state securities law.

          (h) Purchaser has no knowledge of the breach of any representation, warranty, covenant or agreement hereunder by Seller or of the failure of Seller to perform an obligation hereunder, other than such as have been disclosed in writing to Seller.

          (i) Purchaser has sufficient funds to purchase the Acquired Assets, close the subject transaction and pay the Purchase Price and all related fees and expenses of Purchaser, all in accordance with the terms of this Agreement.

                                   ARTICLE IV
                                    COVENANTS

     4.01 Covenants of Seller. Seller covenants and agrees with Purchaser as follows:

          (a) Following execution of this Agreement and until Closing, Seller shall (i) continue to operate the Acquired Assets or cause the Acquired Assets to be operated, in a good and workmanlike manner; (ii) maintain or cause to be maintained the insurance now in force with respect to the Acquired Assets; (iii) notify Purchaser of any suit, arbitration, inquiry, proceeding, audit, claim, demand or investigation known to Seller which might adversely affect any of the Acquired Assets; (iv) pay or cause to be paid, in the ordinary course of business and consistent with past practices, all costs, taxes and expenses which Seller is obligated to pay in connection with the Acquired Assets as they become due; (v) pay or cause to be paid all rentals, capital contributions and other payments necessary to maintain the Leases and the Contracts in force according to their terms and comply with all express and implied covenants contained in the Leases or the Contracts or cause such to be complied with; (vi) exercise due diligence in safeguarding the Acquired Assets and maintaining the confidentiality of all data and other confidential or proprietary materials relating to the Acquired Assets; (vii) promptly notify Purchaser of all significant operations which are proposed with respect to the Acquired Assets and of any Casualty Loss; and (viii) use efforts, consistent with the standards expected of a reasonably prudent operator but without any obligation to pay money, to obtain any consents, waivers (including waiver of preferential purchase rights), and approvals required of third persons, governmental authorities or other entities in connection with consummation of the transactions contemplated by this Agreement.

          (b) Following execution of this Agreement, Seller shall not, without the consent of Purchaser (i) abandon any Well capable of commercial production or any platform, pipeline or other facility; (ii) release all or a portion of a Lease; (iii) commence or consent to an operation estimated to cost an amount in excess of the amount an operator is entitled to expend without non-operator approval under the applicable operating agreement(s) (excluding emergency operations and operations undertaken to avoid a penalty or forfeiture provision of any applicable agreement or order); (iv) create a lien, security interest or other encumbrance on any of the Acquired Assets; (v) sell or dispose of any of the Acquired Assets, other than Substances sold, consumed or produced or Equipment replaced, in either case the ordinary course of business; (vi) amend or waive a material right under a Lease or a Contract, compromise an Account or enter into new contracts affecting the Acquired Assets, other than those entered into in the ordinary course of business with a term of not more than 90 days; (vii) waive, compromise or settle any claim that diminishes or adversely burdens any Acquired Asset; or (viii) voluntarily relinquish the position of Seller as operator of any of the Acquired Assets.

          (c) Following the execution of this Agreement and until Closing, Seller shall provide Purchaser and its attorneys, employees, accountants, engineers, consultants and agents (collectively "representatives") access, during business hours, to (and the right to copy, at the expense of Purchaser) the Contracts and other records of Seller pertaining to the ownership and/or operation of the Acquired Assets (including title files, lease files, prospect files, division order files, production, severance and ad valorem tax records, and financial, accounting, engineering, geological and geophysical records), insofar as any of such are in the possession or control of Seller or insofar as Seller has access thereto, and to the extent, in each case, that Seller may do so without violating legal constraints or any legal obligation or waiving any attorney-client or attorney work product privilege, for the purpose of the conducting, by or at the direction of Purchaser, of due diligence reviews of the Acquired Assets. Subsequent to Closing, Seller shall not be obligated to furnish any updated abstracts, title opinions or additional title information which are not in the possession of Seller or title counsel to Seller, but shall cooperate with Purchaser in any efforts by Purchaser to obtain (at the expense of Purchaser) such additional title information as Purchaser may reasonably require.

          (d) Seller shall use its reasonable efforts to obtain before Closing all of the consents listed in Schedule 3.01(o) on terms reasonably satisfactory to Purchaser and, with respect to the transfer to Purchaser of engineering, geological and geophysical data included in the Records for which any third-party consents are conditioned upon payment of transfer fees, to obtain all such consents for the lowest applicable transfer fees reasonably possible, which transfer fees shall be payable by Purchaser.

     (e) Seller shall take or cause to be taken all reasonable actions within its control as may be necessary or advisable to consummate and make effective the purchase of the Acquired Assets and the transactions contemplated by this Agreement and to assure that, as of the Closing Date, it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

     (f) Seller shall take or cause to be taken all reasonable actions to cause all the representations and warranties of Seller contained in this Agreement to be true and correct on and as of the Closing Date, other than those as are made as of a specific date. To the extent the conditions precedent to the obligations of Purchaser are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Purchaser are not within the control of Seller, Seller shall take or cause to be taken all such commercially reasonable actions as may be necessary to cause such conditions to be satisfied on or prior to the Closing Date.

     (g) Seller shall notify Purchaser promptly (i) upon learning of any change in fact or circumstance that causes any representation or warranty of Seller contained in this Agreement to no longer be accurate and complete or (ii) if Seller fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Seller will be unable to perform or comply with any covenant or agreement contained in this Agreement.

     (h) Not later than 5:00 p.m. CDT, July 15, 2002, Seller shall submit to Purchaser revisions and supplements to the Disclosure Schedules (which amended schedules shall replace for all purposes the Disclosures Schedules originally delivered at the time of execution of this Agreement) and Purchaser shall have until 5:00 p.m. CDT July 19, 2002 to object to any such revisions and supplements to such Disclosure Schedules, subject however, to the provisions of
Section 8.01(c).

4.02 Covenants of Purchaser. Purchaser agrees with Seller as follows:

     (a) Until Closing, pursuant to the confidentiality agreement (the "Confidentiality Agreement") contained in Paragraph 4 of Section II of the Letter of Intent dated June 29, 2002, between Purchaser and Seller and pertaining, collectively, to the Acquired Assets and certain other properties of Seller, except as otherwise permitted in this Section 4.02(a), Purchaser shall keep, and shall cause its representatives to keep, confidential all terms and provisions of this Agreement, the transaction contemplated by this Agreement, and all information and data concerning the Acquired Assets and certain other properties of Seller or the business, financial condition, operations, strategies and prospects of Seller; provided that after Closing nothing contained in this Agreement or the Confidentiality Agreement shall restrict the right of Purchaser, as between

Purchaser and Seller, to use or disclose information regarding the Acquired Assets. Notwithstanding anything contained in this Section 4.02(a)) to the contrary and insofar as it relates to the Acquired Assets, Purchaser may disclose any of the information subject to the preceding sentence of this
Section 4.02(a) or covered by the Confidentiality Agreement to the extent (i) necessary to enforce, or seek redress for breach of, this Agreement, (ii) required by applicable law or the rules of a national securities exchange, (iii) necessary for financing, reserve engineering or accounting purposes, (iv) to comply with any law or legal process, or (v) otherwise previously made public or independently received from a third party having a legitimate right to disclose such information (without breach of the preceding sentence of this Section 4.02(a) or of the Confidentiality Agreement). In addition, Purchaser acknowledges and agrees that without the prior written approval of Seller, Purchaser shall not issue any press releases or make other public statements with respect to this Agreement or the transactions contemplated by this Agreement.

     (b) Purchaser shall qualify under applicable law and regulations to own and operate the Acquired Assets and, in particular, Purchaser shall qualify pursuant to the rules and regulations of the BLM to own and operate federal oil and gas leases on land subject to the jurisdiction of the BLM and shall be, as of Closing, in good standing with, and authorized and qualified by, all governmental agencies with jurisdiction or cognizance over such land, to the extent Purchaser is required by such agencies to so qualify and maintain good standing for purposes of ownership and operation of the Acquired Assets.

     (c) Except as otherwise provided in this Agreement, Purchaser shall take or cause to be taken all reasonable actions within its control as may be necessary or advisable to consummate and make effective the purchase of the Acquired Assets and the transactions contemplated by this Agreement and to assure that, as of the Closing Date, it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

     (d) Purchaser shall take or cause to be taken all reasonable actions to cause all the representations and warranties of Purchaser contained in this Agreement to be true and correct on and as of the Closing Date, other than such as are made as of a specific date. To the extent the conditions precedent to the obligations of Seller are within the control of Purchaser, Purchaser shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Seller are not within the control of Purchaser, Purchaser shall take or cause to be taken all such commercially reasonable actions as may be necessary to cause such conditions to be satisfied on or prior to the Closing Date.

     (e) Purchaser shall notify Seller promptly (i) upon learning of any change in fact or circumstance that causes any representation or warranty of Purchaser contained in this Agreement to no longer be accurate and complete or (ii) if Purchaser fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Purchaser will be unable to perform or comply with any covenant or agreement contained in this Agreement.

         (f) Upon learning of same, in accordance with the provisions of Section 5.01, Purchaser agrees to notify Seller promptly of any Title Defect (as defined in Section 5.05).

     4.03 Employees of Seller. Purchaser is not obligated to hire any employees employed by Seller on the Closing Date.

                                   ARTICLE V
             REVIEW BY PURCHASER AND TITLE AND ENVIRONMENTAL MATTERS

     5.01 Due Diligence. 1. Following execution of this Agreement and until the Closing, Purchaser may conduct at its cost, further examinations and investigations in respect of the Acquired Assets, including without limitation, review of accounting, legal, corporate, engineering, reserve, title, environmental and other data and information pertaining to the Acquired Assets. If Purchaser undertakes an environmental assessment of the Acquired Assets, both the consultant (if a consultant is employed) and the scope of the proposed assessment, including testing protocols, must be acceptable to Seller before the work may begin, such acceptance not to be unreasonably withheld or delayed by Seller.

          (b) Title Defects. Should, as a result of examinations and investigations or otherwise, one or more matters come to the attention of Purchaser which constitute a Title Defect that Purchaser desires to assert as a basis to seek an adjustment of the Purchase Price and/or as a basis not to proceed with the Closing, Purchaser shall notify Seller in writing of such Title Defects no later than 5:00 p.m. CDT, July 23, 2002. Such notification (a "Title Defect Notice") shall include for each asserted Title Defect (i) a description of the Title Defect and the Acquired Asset to which it applies, (ii) an explanation of the basis for the claim of a Title Defect (including reasonable supporting documentation) and (iii) the Title Defect Amount (as defined in Section 5.09) claimed by Purchaser with respect thereto. Any matter, regardless of whether asserted in a Title Defect Notice, that could constitute a Title Defect shall be deemed to have been waived by Purchaser, for purposes of adjustments to the Purchase Price (but not for purposes of the special warranty of title made by Seller in the conveyance instruments or in any of the documents to be executed and delivered at Closing), in the event that Purchaser proceeds with Closing without such matter having been cured and without any adjustment to the Purchase Price as a result of such matter.

          (c) Environmental Defects. Purchaser shall deliver to Seller, within seven days of receipt of any of such by Purchaser and at the cost of Purchaser, copies of all final reports, results, data, and analyses of site visits, inspections, and assessments. If required by applicable law, Seller may disclose such reports, results, data, and analyses of site visits, inspections, and assessments delivered to Seller by Purchaser. Should, as a result of examinations and investigations or otherwise, one or more matters come to the attention of Purchaser which constitute an Environmental Defect that Purchaser desires to assert as a basis to seek an adjustment of the Purchase Price and/or as a basis not to proceed with the Closing, Purchaser shall notify Seller in writing of such Environmental Defect no later than the close of business of the fifth Business Day immediately preceding the Closing Date. Such notification (an "Environmental Defect Notice") shall include for each asserted Environmental Defect (i) a description of the Environmental Defect and the Acquired Asset to which it applies, (ii) an explanation of the basis for the claim of an Environmental Defect (including reasonable supporting documentation) and (iii) the Environmental Defect Amount (as defined in
     Section 5.09(b)) claimed by Purchaser with respect thereto. Any matter regardless of whether asserted in an Environmental Defect Notice, that could constitute an Environmental Defect shall be deemed to have been waived by Purchaser, for purposes of adjustments to the Purchase Price (but not for purposes of the representations of Seller made by Seller in Section 3.01(p) or any of the provisions of Section Error! Reference source not found., in the event that Purchaser proceeds with Closing without such matter having been cured and without any adjustment to the Purchase Price as a result of such matter.

     5.02 Access to Acquired Assets. Following the execution of this Agreement and until Closing, Seller shall provide Purchaser and its representatives access to the Acquired Assets and the right to observe operations and inspect any and all of the Acquired Assets, the Equipment and improvements and fixtures included in the Acquired Assets, to the extent that Seller has the legal right to grant such access and right. All visits by Purchaser or by others on behalf of Purchaser to any facilities associated with any of the Leases shall be scheduled by mutual consent of Purchaser and Seller, subject to Purchaser providing to Seller reasonable advance notice of the locations that Purchaser wishes to visit and the proposed times. Seller may accompany Purchaser and its representatives during their site visits. Entry onto any Acquired Asset will (i) be subject to valid third-party restrictions, if any, existing under the terms of the Contracts, and to industrial safety, hygiene, and drug and alcohol requirements of Seller or the relevant operator and (ii) be at the sole risk and expense of Purchaser. Seller shall use reasonable efforts to arrange for Purchaser access to, and the right to observe operations on and inspect, any Acquired Assets requested by Purchaser with respect to which Seller alone does not have the right to grant such access and rights. Seller shall use reasonable efforts to identify for Purchaser, upon request, any third-party restrictions to which Purchaser may be subject in exercising its rights to enter upon any of the Acquired Assets. Purchaser agrees to protect, indemnify, defend and hold harmless Seller and its co-owners, farmers and contractors, its and their respective subcontractors, and its and their respective directors, managers, officers, employees, agents, representatives and invitees from and against any and all losses, claims and demands in connection with personal injuries, including death, and property damage arising out of or relating to the access of Purchaser and its representatives to the Acquired Assets, the Equipment and improvements and fixtures included in the Acquired Assets.

     5.03 Environmental Defects. "Environmental Defect" means any irregularity or defect existing or related to or arising or connection with an Acquired Asset which, alone or in combination with other irregularities or defects, gives rise to an Environmental Liability (as defined in Section 9.06 below) or causes the Seller or such Acquired Asset to be in violation of Environmental Laws and with respect to which the Environmental Defect Amount (as defined in Section 5.09(b)) is more than $10,000. Any dispute arising after the Closing with respect to any unwaived Environmental Defect shall be resolved in accordance with the provisions of Section 10.16.

     5.04 Imbalances. Upon the occurrence of Closing, but effective as of the Effective Time, Purchaser shall succeed to and assume the position of Seller with respect to all Imbalances related to the Acquired Assets and described in
Section 3.01(n). As a result of such succession, Purchaser shall be (i) entitled to receive any and all benefits which Seller would have been entitled to receive by virtue of such position (including rights to produce and receive volumes of production in excess of volumes which it would otherwise be entitled to produce and receive by virtue of ownership of the Acquired Assets and rights to receive cash balancing payments), (ii) obligated to suffer any detriments which Seller would have been obligated to suffer by virtue of such position (including the obligation to deliver to others production volumes which would have otherwise been attributable to its ownership of the Acquired Assets, to deliver production to purchasers hereof without receiving full payment therefor, or to make cash balancing payments or to repay take or pay payments) and (iii) responsible for any and all royalty obligations with respect to such Imbalances (including any of such arising out of royalties having been paid on an "entitlements" basis rather than a "receipts" basis). Seller shall protect, defend indemnify and hold Purchaser harmless from and against any obligations, losses or liabilities arising out of any Imbalances that exist on the Effective Time, other than those described in Section3.01(n).

     5.05 Title Defects. "Title Defect" means any encumbrance, irregularity or defect in the title of Seller to an Acquired Asset which, alone or in combination with other defects, causes the title of Seller to such Acquired Asset to be less than Defensible Title and with respect to which the Title Defect Amount (as defined in Section 5.09(a) below) is more than $10,000. A Title Defect shall not include any of the following: (i) defects arising out of lack of survey; (ii) defects arising out of lack of corporate authorization, unless Purchaser provides affirmative evidence that such corporate action was not authorized and results in another Person's superior claim of title to the relevant interest or portion thereof; (iii) defects that have been cured by applicable statutes of limitations or statutes of prescription; and (iv) defects in the early chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings. Any dispute arising after the Closing with respect to any unwaived Title Defect shall be resolved in accordance with the provisions of Section 10.16.

     5.06 Defensible Title.

          (a) "Defensible Title" means such right, title and interest of Seller that, in each case (x) will entitle Purchaser, as the successor to Seller, to receive and retain without suspension, reduction or termination, not less than the relevant Net Revenue Interest described in Schedule 1-A of Substances produced under the terms of the Leases (or other property denominated in Schedule 1-A) through plugging, abandonment and salvage of all Wells comprising or included in such Acquired Assets and all Wells now or hereafter producing from or attributable to such Acquired Assets; (y) will obligate Purchaser, as the successor to Seller to bear a percentage of costs and expenses related to the maintenance, operation and development of the Leases (or other property denominated in Schedule 1-A) not greater than the relevant Working Interest shown in Schedule 1-A, through plugging, abandonment and salvage of all wells comprising or included in such Acquired Assets and all wells now or hereafter producing from or attributable to such Acquired Assets, unless the circumstances causing the Working Interest to be greater will cause the corresponding Net Revenue Interest to increase in the same proportion; and (z) is free of all claims, liens, security interests, encumbrances, irregularities and defects, except for Permitted Encumbrances (as defined below in this Section 5.06).

     (b)  "Permitted Encumbrances" are:

          (i) lessor's royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar burdens measured by or payable out of production of Substances or proceeds from the sale thereof that do not, and will not, reduce the relevant Net Revenue Interest of Purchaser, as the successor in title to Seller, below the relevant Net Revenue Interest shown in Schedule 1-A or increase Working Interest, as Seller's successor in title, above the relevant Working Interest of Purchaser shown in Schedule 1-A (unless the circumstance causing such Working Interest to increase will cause the corresponding Net Revenue Interest to increase at least in the same proportion);

          (ii) preferential rights to purchase and third-party consents with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate persons or entities or (ii) the time for asserting such rights has expired without exercise;

          (iii) mechanics', materialmen's, operator's and non-operators', tax and similar liens or charges arising in the ordinary course of business related to an Acquired Asset, if such liens or charges secure payments not yet due;

          (iv) all consents from, notices to, approvals by or other actions by any governmental authority in connection with the sale or transfer of the Acquired Assets by Seller to Purchaser pursuant to this Agreement if such matters are customarily and appropriately obtained after the sale or transfer;

          (v) liens, security interests or other encumbrances that are released at or prior to Closing pursuant to the terms of releases and other instruments in form and substance reasonably satisfactory to Purchaser and executed, delivered and acknowledged by the owner and holder thereof;

          (vi) rights of a governmental entity to control or regulate the Acquired Assets, together with all applicable laws, rules and regulations;

          (vii) easements, rights-of-way, surface leases and other surface use restrictions if such restrictions will not materially adversely affect the use, value or operation of the Acquired Assets; and

          (viii) title matters waived or deemed to be waived by Purchaser pursuant to the provisions of Section 5.01;

          (ix)   liens for taxes not yet due and payable;

                  (x) liens reserved in oil and gas leases, joint operating agreements and other similar documents and agreements which secure payments not yet due; and

                  (xi) the title matter described on Schedule 5.06(b)(xi) relating to the assignment of a production payment.

     5.07 Casualty Loss. If, subsequent to the execution of this Agreement but prior to Closing, all or any portion of an Acquired Asset is damaged or destroyed (each such instance a "Casualty Loss"), this Agreement shall remain in full force and effect notwithstanding any such damage or destruction, except as provided below in this Section 5.07. Either Purchaser or Seller shall have the right to elect to terminate this Agreement on or before the Closing Date if the value of all Acquired Assets affected by one or more Casualty Losses exceeds $2,500,000, in the aggregate. Unless this Agreement is terminated by Purchaser or Seller as provided in the preceding sentence, then Purchaser shall have the option to (a) treat the Casualty Loss as a Title Defect and receive a downward adjustment of the Purchase Price, if the damaged Acquired Assets are not repaired, restored or replaced by Seller (in which case Seller shall be entitled to receive and retain all insurance proceeds with respect to the relevant Casualty Loss), or (b) to the extent insurance proceeds are not committed, used or applied by Seller prior to the Closing Date to repair, restore or replace such damaged Acquired Assets, require Seller, at the Closing, to (i) assign to Purchaser the right of Seller to receive all insurance proceeds owed to Seller by reason of such Casualty Loss, less any reasonable costs and expenses incurred by Seller in collecting such proceeds and (ii) pay to Purchaser all insurance proceeds theretofore paid to Seller by reason of such destruction, less any reasonable costs and expenses incurred by Seller in collecting such proceeds. Notwithstanding the foregoing, any insurance proceeds (or any rights thereto) by reason of any Casualty loss which are held by or owed to Seller for the account or benefit of any third party joint interest owners shall not be paid or assigned by Seller to Purchaser pursuant to this Section 5.07 and shall instead be transferred to the successor operator or other party responsible therefor pursuant to the terms of the applicable operating or other agreement. Seller shall not compromise or settle a Casualty Loss without the consent of Purchaser.

     5.08 Disposition of Title Defects and Environmental Defects. (a) In the event that Purchaser gives Seller any Title Defect Notice:

                  (i) Seller may (but shall not be obligated to) attempt to cure such Title Defect at its cost and expense until two Business Days prior to Closing; and

                  (ii) if Seller within such time fails to cure any Title Defects of which Purchaser has given timely written notice as required above and Purchaser does not execute a written waiver of the same on or before two Business Days prior to the Closing Date, the Acquired Asset or portion thereof affected by such uncured and unwaived Title Defect shall be a "Title Defect Property".

          (b) In the event that Purchaser gives Seller any Environmental Defect Notice:

               (i) Seller may (but shall not be obligated to) attempt to cure such Environmental Defect at its cost and expense until two Business Days prior to Closing; and

               (ii) If Seller within such time fails to cure any Environmental Defects of which Purchaser has given timely written notice as required above and Purchaser does not execute a written waiver of the same on or before two Business Days prior to the Closing Date, the Acquired Asset or portion thereof affected by such uncured and unwaived Environmental Defect shall be an "Environmental Defect Property".

     5.09  Purchase Price Adjustments.

           (a) Title Defects. Purchaser shall be entitled to reduce the Purchase Price by the aggregate amount of Title Defect Amounts with respect to all Title Defect Properties; provided, however, Purchaser or Seller shall have the right to elect to terminate this Agreement if the sum of all Title Defect Amounts (including any Casualty Loss to be treated as a Title Defect pursuant to the provisions of Section 5.07) proposed by Purchaser in good faith in Title Defect Notices delivered by Purchaser to Seller pursuant to the provisions of Section 5.01(b), when added to Environmental Defect Amounts, exceed $2,500,000. "Title Defect Amount" shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

               (i) If the Title Defect results from Seller having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Schedule 1-A, the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property in
           Schedule 1-A by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Schedule 1-A.

               (ii) If the Title Defect results from Seller having a greater Working Interest in a Title Defect Property than the Working Interest specified therefor in Schedule 1-A, the Title Defect Amount shall be equal to the present value (discounted at 10% compounded annually) of the increase in the costs and expenses reasonably forecasted as set forth in the Reserve Report prepared by Garb, Grubbs & Harris dated December 31, 2001, with respect to such Title Defect Property for the period from and after the Effective Time which is attributable to such increase in the Working Interest of Seller.

               (iii) If the Title Defect results from the existence of a lien, the Title Defect Amount shall be an amount sufficient to discharge such lien.

               (iv) If the Title Defect results from any matter not described in paragraphs (i), (ii) or (iii) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Purchase Price allocated in Schedule 1-A to such Title Defect Property).

               (v) If a Title Defect is not effective or does not affect a Title Defect Property throughout the entire productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount.

               (vi) The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder and actually used to reduce the Purchase Price. For example, but without limitation, if a lien affects more than one Title Defect Property, the amount necessary to discharge such lien shall only be included in the Title Defect Amount for one Title Defect Property and only once in such Title Defect Amount, except that if such lien affects another Title Defect Property for which the Title Defect Amount, but for the application of paragraph (viii) below, would exceed the portion of the Purchase Price allocated to such other Title Defect Property, then the amount necessary to discharge such lien up to such excess may be included in another Title Defect Amount.

               (vii) If a Title Defect affects only a portion of an Acquired Asset (as contrasted with an undivided interest in the entirety of such Acquired Asset) and a portion of the Purchase Price has not been allocated specifically to such portion of such Acquired Asset in
           Schedule 1-A, then for purposes of computing the Title Defect Amount, the portion of the Purchase Price allocated to such Acquired Asset shall be further allocated among the portions of such Acquired Asset in the proportion that the portion of such Acquired Asset affected by such Title Defect bears to the entire Acquired Asset.

               (viii) Except to the extent Purchaser could incur any liability therefor as a result of the transaction contemplated by this Agreement or the value of another part of the Acquired Assets could be impaired by such Title Defect, the Title Defect Amount attributable to a Title Defect Property or any portion thereof shall not exceed the portion of the Purchase Price allocated to such Title Defect Property or such portion in Schedule 1-A and giving effect to the provisions of paragraph (vii) above in this Section 5.09. For example, but without limitation, if Seller does not own 50% of the Net Revenue Interest specified in Schedule 1-A for a Title Defect Property and such unowned 50% interest is also burdened by a lien for which Purchaser will not incur any liability as a result of the transaction which is the subject of this Agreement, the Title Defect Amount for such Title Defect Property shall not exceed the portion of the

           Purchase Price allocable to such 50% interest notwithstanding that it may be affected by multiple Title Defects; however, if such lien affects another Title Defect Property the amount necessary to discharge such lien may be included in the Title Defect Amount for such other Title Defect Property as contemplated by paragraph (vi) above in this Section 5.09.

               (ix) No Title Defect Amount shall be allowed on account of and to the extent that an increase in the Working Interest of Seller in an Acquired Asset has the effect of increasing proportionately the Net Revenue Interest of Seller in such Acquired Asset.

           (b) Environmental Defects. Purchaser shall be entitled to reduce the Purchase Price by the aggregate amount of Environmental Defect Amounts with respect to all Environmental Defect Properties; provided, however, Purchaser or Seller shall have the right to elect to terminate this Agreement if the sum of all Environmental Defect Amounts proposed by Purchaser in good faith in Environmental Defect Notices delivered by Purchaser to Seller pursuant to the provisions of Section 5.01(c), when added to Title Defect Amounts, exceed $2,500,000. "Environmental Defect Amount" shall mean, with respect to an Environmental Defect Property, the amount by which the value of such Environmental Defect Property is impaired as a result of the existence of one or more Environmental Defects, which amount shall be determined as follows:

           The Environmental Defect Amount shall be an amount sufficient to cure and remediate such Environmental Liability to the standards necessary to comply with Environmental Laws as of the time of such Title Defect Notice, utilizing remediation methodologies reasonably required to remediate such Environmental Defect at the minimum cost necessary to comply with Environmental Laws as determined by taking the average estimate of two independent, nationally recognized environmental consulting firms, one of which has been selected by each of the parties.

           (c) Preference Rights. If a third party, who has been offered a property which constitutes a portion of the Acquired Assets with respect to which a portion of the Purchase Price is to be allocated and which is subject to preference rights in favor of such third party (a "Preference Property"), elects prior to Closing to purchase such Preference Property in accordance with the terms of such preference right, and Seller and Purchaser receive written notice of such election prior to the Closing, such Preference Property will be eliminated from the Acquired Assets and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Preference Property. If a third party who has been offered a Preference Property or who has been requested to waive its preference right with respect to any Preference Property does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing, such Preference Property shall be conveyed to Purchaser at Closing subject to such preference right, unless such Preference Property has been otherwise eliminated from the Acquired Asserts in accordance with other provisions of this Agreement. If a third party elects to purchase a Preference Property subject to a preference right and Closing has already occurred with respect to such Preference Property, Buyer shall be obligated to convey said Preference Property to such third party and shall be entitled to the consideration for the sale of such Preference Property. Purchaser acknowledges that Seller desires to sell all of the Acquired Assets and would not have entered into this Agreement but for Purchaser's agreement to purchase all of the Acquired Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Preference Property unless the sale of all of the Acquired Assets is consummated at the Closing in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller's obligation hereunder to sell the Preference Proprieties to Purchaser is expressly conditioned upon the consummation at the Closing of the sale of all of the Acquired Assets in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable preference right; provided that, nothing herein is intended or shall operate to extend or apply any preference right to any portion of the Acquired Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties agreement to consummate the sale of the Acquired Assets at the time of the Closing.

      5.10 Deferred Claims and Disputes. In the event that Purchaser and Seller have not agreed upon one or more adjustments to the Purchase Price claimed by Purchaser for Title Defects or Environmental Defects pursuant to and in accordance with the requirements of this Article V, any such claim (a "Deferred Adjustment Claim") shall be settled pursuant to the provisions of this Section
5.10 and, except as otherwise provided in Sections 5.09(a) and 5.09(b), shall not prevent or delay Closing. With respect to each potential Deferred Adjustment Claim, Purchaser and Seller shall deliver to the other a written notice describing each such potential Deferred Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support the position of the party hereto delivering such written notice with respect to such Deferred Adjustment Claim. Subject to the right of Purchaser to withhold Title Defect Amounts, or Environmental Defect Amounts as provided below in this
Section 5.10, until a Deferred Adjustment Claim is resolved in accordance with the provisions of this Section 5.10, the Purchase Price shall not be adjusted and no other adjustments shall be made on account of such Deferred Adjustment Claim and no effect shall be given to such Deferred Adjustment Claim. At Closing, Purchaser shall deposit with the Escrow Agent that part of the aggregate amount of Title Defect Amounts, or the Environmental Defect Amounts, as applicable, claimed by Purchaser with respect to unresolved Deferred Adjustment Claims (the "Withheld Amount"), and in such event the portion of the Purchase Price which would otherwise be paid in cash by Purchaser to Seller at Closing shall be held in escrow by the Escrow Agent in accordance with the terms of the Escrow Agreement. On or prior to the 30/th/ day following the Closing Date (the "Deferred Matters Date"), Seller and Purchaser shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims. Any Deferred Adjustment Claims which are not so resolved on or before the Deferred Matters Date shall be submitted to final and binding arbitration in accordance with the provisions of Section 10.16. The amount of the Purchase Price to which Purchaser becomes entitled under the final and binding written decision of the board of arbitrators or the written agreement of Purchaser and Seller shall be promptly paid by Escrow Agent to Purchaser. Any Withheld Amount of the Purchase Price to which Seller becomes entitled under the final and binding written decision of the board of arbitrators or the written agreement of Purchaser and Seller shall be promptly paid by Escrow Agent to Seller.

     5.11 No Warranty of Merchantability or Fitness. Except as otherwise specifically set forth in this Agreement, Seller makes no warranties, express or implied, including the warranty of merchantability and the implied warranty of fitness for a particular purpose, regarding the Acquired Assets and other like personal property located on or included in the Acquired Assets and such are to be sold on an "as is, where is", basis and condition.

     5.12 Waiver of Consumer Rights. PURCHASER WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY SELECTED BY PURCHASER, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (II) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY AND (III) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

     6.01 Conditions to Obligations of Seller. The obligations of Seller at Closing are subject to the satisfaction, at or prior to Closing, of the following conditions, which shall be deemed satisfied upon the occurrence of
Closing:

           (a) the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of Closing as though made at and as of Closing;

           (b) Purchaser shall have performed in all material respects the covenants and agreements which Purchaser was required to perform or satisfy at or prior to Closing;

           (c) except for matters not customarily and appropriately obtained prior to Closing, Seller shall have received evidence, in form reasonably satisfactory to Seller and its counsel, that all permits, consents, approvals, licenses, qualifications and favorable orders required by governmental authorities or by the terms of the Acquired Assets to be obtained prior to Closing to consummate this Agreement have been obtained or waived, including the waiver or exercise of all preferential rights and similar rights of any joint venture partners that may arise in connection with the transactions contemplated by this Agreement;

          (d) neither Purchaser nor Seller shall have elected to terminate this Agreement pursuant to the provisions of either Section 5.07 or Section 5.09;

          (e) no action or proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages from Seller related to this Agreement and no effective injunction, writ, or temporary restraining order or any other order of any nature has been issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated by this Agreement not be consummated;

          (f) Purchaser shall have caused an opinion of Jackson Walker L.L.P. to be delivered to Seller, dated the Closing Date, in the form attached hereto as Exhibit 6.01(f); and

          (g) Seller shall have received (i) resolutions (the "Board Resolutions") of the Board of Directors of Seitel, Inc. ("Seitel"), which is the Seller's parent, approving the terms and provisions of this Agreement and (ii) a letter (the "Lender Approval") from Seitel's noteholders addressed to Seitel and Seller approving the sale of the Acquired Assets in accordance with the terms of this Agreement

     6.02 Conditions to Obligations of Purchaser. The obligations of Purchaser at Closing are subject to the satisfaction, at or prior to Closing, of the following conditions, which shall be deemed satisfied upon the occurrence of
Closing:

          (a) the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of Closing as though made at and as of Closing;

          (b) Seller shall have performed in all material respects the covenants and agreements which Seller was required to perform or satisfy at or prior to Closing;

          (c) except for matters not customarily and appropriately obtained prior to Closing, Purchaser shall have received evidence, in form reasonably satisfactory to Purchaser and its counsel, that all permits, consents, approvals, licenses, qualifications and favorable orders required by governmental authorities or by the terms of the Acquired Assets to be obtained prior to Closing to consummate this Agreement have been obtained or waived, including the waiver or exercise of all preferential rights and similar rights of any joint venture partners that may arise in connection with the transactions contemplated by this Agreement;

          (d) neither Purchaser nor Seller shall have elected to terminate this Agreement pursuant to the provisions of either Section Section 5.07 or
     Section 5.09;

          (e) there shall be no action or proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) pending or threatened before a court, arbitrator or governmental authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, to obtain substantial damages from Purchaser related to this Agreement and there shall be no effective injunction, writ, or temporary restraining order or any other order of any nature has been issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated by this Agreement not be consummated;

          (f) except for Casualty Losses covered by the provisions of Section 5.07, since the date of this Agreement no event shall have occurred and no condition shall exist which has, or could reasonably be expected to, materially adversely affected the value of the Acquired Assets or the ability of Purchaser to own, hold, develop and operate the Acquired Assets, except for depletion through normal production, changes in rates of production that occur in the ordinary course of operation, depreciation of the Equipment through ordinary wear and tear, and changes in general economic conditions and product pricing generally affecting the oil and gas industry

          (g) All consents and waivers necessary in order to permit Purchaser to use the Seismic Data without limitation and without additional payment by Purchaser and all other consents listed in Schedule 3.01(o) shall have been obtained on terms reasonably satisfactory to Purchaser;

          (h) As a result of examinations, assessments, investigations, and other due diligence conducted by Purchaser (i) material adverse facts come to the attention of Purchaser which constitute a Material Discovery; (ii) Purchaser delivers a Material Discovery Notice to Seller; and (iii) Seller fails to satisfy, in the reasonable determination of Purchaser, Purchaser's concerns over such Material Discovery. For purposes of this Section 6.02(h), the term "Material Discovery" means a discovery of facts or conditions which are discovered by Purchaser during the course of its due diligence other than those which constitute Title Defects, or Environmental Defects and which are not the subject of the representations and warranties of Seller set forth in Section 3.01 of this Agreement and which after the Closing would have or would be likely to have a material adverse impact on Purchaser in an amount of at least $250,000; the term "Material Discovery Notice" means a written notice from Purchaser delivered to Seller no later than July 11, 2002 setting forth the Material Discovery and including in such notice (i) a description of the Material Defect and Acquired Asset to which it applies, or if it is of a more general concern, so stating therein; (ii) an explanation of the basis for Purchaser's concerns; and
     (iii) the dollar amount by which Purchaser believes the Material Discovery would adversely affect the Purchaser.

          (i) Seller shall have caused an opinion of Seller's (or Seitel's) in-house counsel to be delivered to Purchaser, dated the Closing Date, in the form attached hereto as Schedule 6.02(i).

                                   ARTICLE VII
                                     CLOSING

     7.01 Closing Date. Subject to applicable provisions of this Agreement, the consummation of the transactions contemplated by this Agreement ("Closing") shall occur at the office of Seller listed above (or at such other place and time as the parties hereto may agree) on July 31, 2002 at 10:00 a.m. (any such date being the "Closing Date").

     7.02 Closing Obligations. At Closing, the following shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously:

          (a) Seller shall execute and deliver to Purchaser assignments conveying the Acquired Assets to Purchaser in the forms attached to this Agreement as Exhibit B-1, Exhibit B-2 and/or Exhibit B-3. Seller shall also execute and deliver such other assignments on appropriate forms as may be required by governmental authorities, subject to the terms of the assignment forms attached as Exhibit B-1, Exhibit B-2 and/or Exhibit B-3 and such other licenses, deeds, bills of sale and other conveyance instruments as shall be required to consummate the transactions contemplated by this Agreement; provided that the special warranty to be granted by the Seller in connection therewith shall be limited to a period of one (1) year from the date of granting thereof. The individual forms of assignment prepared by Seller, where relevant and appropriate, shall contain provisions regarding assumption of obligations required by the Contracts in the relevant chain of title.

          (b) Seller and Purchaser shall execute and deliver to each other the Preliminary Closing Statement.

          (c) Purchaser shall deliver the Adjusted Purchase Price to Seller by direct wire transfer, as directed by Seller by notice in writing to Purchaser delivered not less than two Business Days prior to the Closing Date.

          (d) Seller shall transfer and deliver to Purchaser possession of the Acquired Assets.

          (e) Seller shall execute transfer orders or letters-in-lieu on forms prepared by Purchaser, and reasonably satisfactory to Seller, directing purchasers of Substances produced on or after the Effective Time to make payment to Purchaser for such Substances as contemplated by this Agreement.

          (f) Seller shall furnish Purchaser an affidavit stating the United States taxpayer identification number of Seller and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

          (g) Seller shall deliver to Purchaser a certificate of the Secretary of Seller, dated the Closing Date, certifying (i) that a true and correct copy of the resolutions of the board of directors of Seller authorizing this Agreement and the transactions contemplated hereby are attached thereto and have been duly adopted and are in full force and effect and (ii) as to the incumbency and authorization of the officers of Seller executing, on behalf of Seller, this Agreement and the other documents to be executed and delivered by Seller at Closing.

          (h) Purchaser shall deliver to Seller a certificate of the Secretary of Purchaser, dated the Closing Date, certifying (i) that a true and correct copy of the resolutions of the board of directors of Purchaser authorizing this Agreement and the transactions contemplated hereby are attached thereto and have been duly adopted and are in full force and effect and (ii) as to the incumbency and authorization of the officers of Purchaser executing, on behalf of Purchaser, this Agreement and the other documents to be executed and delivered by Purchaser at Closing.

          (i) Seller shall execute and deliver to Purchaser designation of operator forms, as applicable, executed by Seller and, to the extent Seller has been able to arrange for such execution prior to Closing, each of the other owners of interests in the Leases from which such designations are required designating Purchaser as operator of the Leases.

          (j) Seller and Purchaser shall each execute and deliver such other instruments and take such other actions as may be necessary to carry out or to evidence their obligations under this Agreement.

     7.03 Operatorship. Upon Closing, transfer of operatorship of each such Lease shall occur and Purchaser shall assume full responsibility for the completion of all such operations applicable to such Lease and all risk of loss of or damage to any portion of the Acquired Assets attributable to ownership, use or operation by Purchaser, including any Casualty Loss, shall pass to Purchaser as of the Closing Date and all losses, costs, claims, suits, judgments, awards or damages on account of bodily injury, illness, death or property damage or loss suffered by any persons or entities other than Purchaser arising out of or related to the performance of such operations on or after the Closing Date shall pass to and be assumed by Purchaser as of the Closing Date. Notwithstanding anything herein to the contrary, Seller does not represent to Purchaser that Purchaser will succeed to operatorship of any of the Acquired Assets other than those Leases owned solely by Seller. Purchaser acknowledges and agrees that the parties hereto will be required to comply with the terms of any applicable Contract relating to any elections or other selection procedures in order for Purchaser to succeed Seller as operator thereunder. If all owners of interests in any Lease have not executed and delivered, prior to the Closing, all instruments necessary to designate Purchaser as operator of any Lease and Purchaser elects to waive such condition to Closing, to the extent it is a condition to Closing, Seller shall have no liability arising out of the failure to obtain such instruments provided that Seller complies with its obligations under Section 9.05.

                                  ARTICLE VIII
                                   TERMINATION

     8.01 Termination. This Agreement and the transactions contemplated by this Agreement may be terminated prior to Closing in the following situations:

          (a) by Seller or Purchaser, if Closing does not occur on or before August 31, 2002; provided, however, that neither party hereto shall be entitled to so terminate if it is in breach of any provision of this Agreement;

          (b) by Seller, if the conditions contained in Section 6.01 are not satisfied or waived as of the Closing Date;

          (c) by Purchaser, (i) if the conditions contained in Section 6.02 are not satisfied or waived as of the Closing Date or (ii) within three business days following Seller's delivery of the revised or supplemented Disclosure Schedules delivered pursuant to Section 4.01(h), if Purchaser in its sole reasonable discretion determines that any of the information set forth thereon that was not included in the original Disclosure Schedules makes it inadvisable to proceed with the proposed acquisition contemplated herein;

          (d) by Seller, if Purchaser has provided notice to Seller of any circumstance that would give rise to indemnification by Seller under any applicable provision of this Agreement;

          (e)  by Seller and Purchaser pursuant to written agreement;

          (f) by Purchaser, if Seller has not delivered to Purchaser, on or before 5:00 p.m. CDT, July 10, 2002 (i) the Board Resolutions approving the terms and provisions of this Agreement and (ii) the Lender Approval from Seitel's noteholders addressed to Seitel and Seller approving the sale of the Acquired Assets in accordance with the terms of this Agreement; and

          (g) by Purchaser if Seller, Seitel or any of their Affiliates enters into any bankruptcy or insolvency proceedings of any kind, voluntary or involuntary.

     8.02 Liabilities Upon Termination.

          (a) In the event Purchaser breaches this Agreement by failing or refusing to close the transaction contemplated hereby on the Closing Date and each of the conditions contained in Section 6.02 has been either fulfilled or waived, Seller, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and the Escrow Deposit, including interest, shall be paid to the Seller in accordance with the terms and provisions of the Escrow Agreement. The Parties hereby acknowledge that the extent of damages to the Seller and its shareholder occasioned by such failure or refusal by Purchaser would be impossible or extremely impractical to ascertain and that the amount of the Escrow Deposit is a fair and reasonable estimate of the damages under the circumstances and the payment of the Escrow Deposit shall be Seller and its shareholder's sole and exclusive remedy in such event, all other remedies being expressly waived by Seller.

          (b) In the event the Closing does not occur and the Escrow Deposit is not paid to the Seller pursuant to Section 8.02(a), the Escrow Deposit, including interest, shall be returned to Purchaser in accordance with the terms and provisions of the Escrow Agreement.

            (c) Notwithstanding anything provided to the contrary in this Agreement, upon any failure of Seller to fulfill any undertaking or commitment provided for herein on the part of Seller that is required to be fulfilled on or prior to the Closing Date, Purchaser, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and have the Escrow Deposit returned.

            (d) NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND PURCHASER AGREE THAT THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER, AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.

                                   ARTICLE IX
                            OBLIGATIONS AFTER CLOSING

     9.01 Post-Closing Adjustments. Seller and Purchaser acknowledge that the amount of all adjustments to the Purchase Price under Section 2.04 may not be available prior to Closing. As soon as practicable after Closing, but in any event within 90 days after Closing, Seller shall prepare and submit to Purchaser a statement containing adjustments to the Purchase Price contemplated by the provisions of Section 2.04 that were not finally determined as of Closing (the "Final Settlement Statement") and such supporting documentation as is reasonably necessary to support the adjustments shown therein. Purchaser shall give representatives of Seller reasonable access to its premises and to its books and records for purposes of preparing the Final Settlement Statement and shall cause appropriate personnel of Purchaser to assist Seller and representatives of Seller, at no cost to Seller, in the preparation of the Final Settlement Statement. Seller shall give representatives of Purchaser reasonable access to its premises and to its books and records for purposes of reviewing the calculation of any such adjustments and will cause appropriate personnel of Seller to assist Purchaser and representatives of Purchaser, at no cost to Purchaser, in verification of such calculations. The Final Settlement Statement shall become final and binding on Seller and Purchaser as to the calculation of the Adjusted Purchase Price 90 days following the date the Final Settlement Statement is received by Purchaser, except to the extent that, prior to the expiration of such 90 day period, Purchaser shall deliver to Seller notice, as hereinafter required, of its disagreement with the contents of the Final Settlement Statement. Such notice shall be in writing and set forth all disagreements of Purchaser with respect to any portion of the Final Settlement Statement, together with any changes thereto proposed by Purchaser, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. If Purchaser has timely delivered such a notice of disagreement to Seller, then, upon written agreement between Purchaser and Seller resolving all disagreements of Purchaser set forth in such notice, the Final Settlement Statement shall become final and binding upon Purchaser and Seller as to the calculation of the Adjusted Purchase Price. If the Final Settlement Statement has not become final and binding by the 120th day following its receipt by Purchaser, then Purchaser or Seller may submit to an independent public accounting firm mutually satisfactory to Seller and Purchaser for resolution any unresolved disagreements of Purchaser set forth in the notice from Purchaser to Seller. The fees and expenses of such accounting firm in making such determination shall be shared equally by Purchaser and Seller. Upon resolution of such unresolved disagreements of Purchaser, the Final Settlement Statement (including any revisions thereto as are so resolved or agreed) shall be conclusive, final and binding upon Purchaser and Seller as to the calculation of the Adjusted Purchase Price. Payment of any net amount due to Seller or Purchaser, as the case may be, on the basis thereof shall be made within five days after the Final Settlement Statement (as so resolved or agreed) becomes final and binding on the parties hereto (the "Final Settlement Date").

     9.02 Subsequent Adjustments. Seller and Purchaser recognize that either may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other. Upon receipt of net proceeds or payment of net expenses due to or payable by the other party hereto, whichever occurs first, Seller or Purchaser, as the case may be, shall submit a statement to the other party hereto showing the relevant items of income and expense. Payment of any net amount due by Seller or Purchaser, as the case may be, on the basis thereof shall be made within ten days of receipt of the statement.

     9.03 Reservation of Claims. Except as provided in this Agreement, Seller is entitled to all claims related to the Acquired Assets prior to the Effective Time regardless of when payment is made. Except as provided in this Agreement, Purchaser is entitled to all claims related to the Acquired Assets which arise after the Effective Time.

     9.04   Files and Records. Upon Closing, subject to the provisions of
Section 1.01(f), Seller shall permit Purchaser, at the expense of Purchaser, to take possession of originals, or with respect to accounting records relating to periods prior to the Closing Date, copies, of all Records in the possession or control of Seller and relating to the Acquired Assets. Seller shall have the right to copy (at the expense of Seller) and retain a copy of all such files, records and data. Insofar as Seller reasonably believes such Records may be needed or useful in connection with federal, state or local regulatory or tax matters or resolution of existing disputes or contract compliance issues with third parties or for any other appropriate purposes, Seller shall have the right to make, at the expense of Seller, and retain copies of Records subsequent to the delivery of such Records to Purchaser; provided, however, any such copies of Records retained by Seller shall be confidential and proprietary to Purchaser to the extent the relevant Records were theretofore maintained as such by Seller, and to such extent and except as provided herein to the contrary, Seller may not divulge any matters contained therein or any other information provided by Purchaser to Seller pursuant to the terms of this Agreement, without the prior express written consent of Purchaser, except (a) as required by Law, (b) as required by order of any court, (c) to the extent otherwise previously made public (other than by disclosure in breach of this Agreement) or (d) as is necessary to enforce, or seek redress for breach of, this Agreement. Except as may be otherwise required by any of the Contracts or applicable law, Purchaser shall be obligated to maintain the Records for a period of seven years following the Closing Date;

provided, however, Purchaser shall not be obligated to maintain any Records that relate in all material respects to any of the Acquired Assets that cease to be owned by Purchaser if Purchaser has obligated its successors and assigns of such Records to maintain and allow access to such Records for the remainder of such seven-year period; and provided further, however, Purchaser shall not be required to retain any Records that it has offered to deliver to Seller.

     9.05 Further Assurances; Cooperation. After Closing, Seller, Endeavor and Purchaser agree to execute and deliver such instruments and take such other actions as may be necessary or advisable to carry out their obligations under this Agreement or any other document delivered pursuant hereto. In particular, Seller and Purchaser agree to execute and deliver such instruments and take such other actions as may be necessary and advisable to (a) make all filings, registrations, and recordings which must be made with respect to the Leases in the records of all appropriate counties, parishes, and state and federal agencies and offices in order that the records maintained by the appropriate state and federal agencies and the appropriate records of the relevant parishes and counties shall accurately reflect the transfer of the Acquired Assets to Purchaser; (b) enable Seller to take promptly all actions over which Seller has control to allow Purchaser to be designated as the operator with respect to those Acquired Assets as to which Seller is the operator as of the Effective Time; and (c) obtain prompt and unconditional approvals of transfers of the Leases as applicable. To the extent required, Purchaser agrees to take promptly any and all actions necessary to post any supplemental bonds and provide any and all documentation that may be required to evidence the financial responsibility of Purchaser under applicable federal regulations policies.

     9.06   Assumption and Indemnity.

            (a) Upon Closing, Purchaser hereby assumes responsibility for and agrees to pay, perform and discharge the obligations as set forth below (the "Assumed Obligations"):

                 (i) the prompt and complete payment, performance and discharge of all obligations and liabilities of Seller attributable to or arising out of any of the Leases and any of the Contracts listed on
            Schedule 1-B (the "Assumed Contracts") for the period from and after the Closing, to the extent such liabilities and obligations are (A) attributable to or arise out of the ownership, use or operation of the Acquired Assets; (B) attributable to the period of time on or after the Effective Time, and (C) are not the result of any default of or failure to perform by Seller under any of the Assumed Contracts as to any point in time prior to Closing (collectively, the "Assumed Contractual Obligations");

                 (ii) all costs, expenses, liabilities, claims and obligations arising out of or in connection with the ownership or operation of the Acquired Assets after the Closing Date, including all obligations regarding site clearance, plugging, abandoning, and removing all existing Wells, platforms, facilities and pipelines located on or used in connection with the Acquired Assets in accordance with the requirements of all applicable governmental authorities and the terms of all applicable Leases and Contracts (such obligations being the "Abandonment and Clean Up Obligations") and all Environmental Liabilities arising out of or in connection with the ownership or operation of the Acquired Assets after the Closing Date.

      provided, however, notwithstanding anything contained in clause (i) of this Section 0 to the contrary, Purchaser shall not assume and shall have no liability (contingent or otherwise) whatsoever with respect to the Retained Obligations or any matter with respect to which Seller has indemnified Purchaser pursuant to clause (ii) of Section 9.06(c).

      (b) Seller shall retain responsibility for and agrees to pay, perform and discharge, all of the following (collectively, the "Retained Obligations"), including all indebtedness, liabilities or other obligations not expressly assumed by the Purchaser pursuant to Section 9.06(a) above:

           (i) the prompt and complete payment, performance and discharge of all obligations and liabilities of Seller attributable to or arising out of any of the Leases and any of the Assumed Contracts for the period prior to the Closing;

           (ii) all costs, expenses, liabilities, claims and obligations arising out of or in connection with the ownership or operation of the Acquired Assets prior to the Closing Date, including all Abandonment and Clean-Up Obligations and all Environmental Liabilities arising out of or in connection with the ownership or operation of the Acquired Assets prior to the Closing Date and the proper accounting or payment to third parties for their interests therein insofar as such claims relate to periods of time prior to the Closing Date.

      The term "Environmental Liabilities," as used herein, shall mean all costs, expenses, liabilities, and obligations attributable to the Acquired Assets and arising out of or in connection with any violation of Environmental Laws or any Environmental Non-Violation of Laws Matters (as defined below in this Section 9.06(b). The term "Environmental Non-Violation of Laws Matters," as used herein, shall mean any cost, expense, liability or obligation with respect to the Acquired Assets (x) resulting from or attributable to actual, threatened, or alleged emissions, discharges, or releases of Hazardous Substances (as defined below in this Section 9.06(b) into ambient air, surface water, groundwater or land; (y) resulting from or attributable to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances; or (z) otherwise arising under or related to Environmental Laws. The term "Hazardous Substances" shall have the meaning given such term in the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980.

      (c) In the event that Closing occurs, except as to matters waived in writing by the party hereto against which the waiver is sought to be enforced,
(i) Purchaser shall protect, defend, release, indemnify and hold harmless Seller and the shareholders, directors, officers, employees, and agents of Seller and the heirs, personal representatives, successors, and assigns of any of the foregoing (each a "Seller Indemnified Party") from and against any and all damages, claims, losses, demands, fines, penalties, judgments (including interest), costs, expenses, environmental liabilities, and other liabilities, direct, contingent, or otherwise, including consultant and attorneys' fees and costs of court ("Damages") which may be alleged against any Seller Indemnified Party, arising or accruing with respect to (A) any representation or warranty made by Purchaser in or pursuant to this Agreement being untrue or incorrect in any material respect; (B) any failure by Purchaser to perform any covenant or agreement set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby; or (C) the Assumed Obligations and (ii) Seller shall protect, defend, release, indemnify and hold harmless Purchaser and the shareholders, directors, officers, employees, and agents of Purchaser and the heirs, personal representatives, successors, and assigns of any of the foregoing (each a "Purchaser Indemnified Party") from any Damages not to exceed the amount of the Purchase Price which may be alleged against any Purchaser Indemnified Party, arising or accruing with respect to (A) any representation or warranty made by Seller in or pursuant to this Agreement being untrue or incorrect in any material respect; (B) any failure by Seller to perform any covenant or agreement set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby; or (C) the Retained Obligations or any other indebtedness, liabilities or obligations of Seller not expressly assumed by Purchaser as an Assumed Obligation pursuant to
     Section 9.06. The term "Damages," as used in this Section 9.06, shall not include (x) any amount which was taken into account as an adjustment to the Purchase Price pursuant to any applicable provision of this Agreement; or
     (y) costs and expenses of either party hereto as described in Section
     10.02.

          (d)  Neither Party shall be entitled to indemnification under this
     Section 9.06 unless the aggregate of all amounts for which indemnity would otherwise be due to Seller Indemnified Parties or Purchaser Indemnified Parties, as the case may be, exceeds $250,000 in the aggregate, in which case Seller Indemnified Parties or Purchaser Indemnified Parties, as the case may be, shall be entitled to recover in full with respect to all such amounts. This threshold does not apply to (and shall not be satisfied by) Title Defect Amounts or Environmental Defects or defaults related to the payment of money or other liquidated amounts. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PURCHASER OR SELLER BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUEN-TIAL, INCIDENTAL, STATUTORY, REMOTE OR SPECULATIVE DAMAGES.

     9.07 Conspicuousness/Express Negligence. The defense, indemnification and hold harmless provisions provided for in this Agreement shall be applicable whether or not the Damages in question arose solely or in part from the active, passive or concurrent negligence, or other fault (including strict liability), of any Seller Indemnified Party or Purchaser Indemnified

Party. Purchaser and Seller acknowledge that this statement complies with the express negligence rule and is conspicuous.

     9.08 Indemnification Procedure. All claims for indemnification under the provisions of Section 9.06 shall be asserted and resolved pursuant to the provisions of this Section 9.08. Any person or entity claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person or entity against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Damages are asserted against or sought to be collected from an Indemnified Party by a third party, such Indemnified Party shall, with reasonable promptness, provide to the Indemnifying Party a written notice of claim specifying, in reasonable detail, the specific nature of and specific basis of the Damages and the estimated amount of such Damages and including a copy of all papers served with respect to such claim (if any) and the basis of such claim for indemnification under the provisions of Section 9.06 (each a "Claim Notice"). Notwithstanding the preceding sentence, failure of an Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under the provisions of Section 9.06, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice; provided, that, the Indemnifying Party shall not be obligated to defend, indemnify or otherwise hold harmless an Indemnified Party with respect to a third party claim until a Claim Notice meeting the foregoing requirements is furnished to the Indemnifying Party by the party seeking indemnity hereunder. The Indemnifying Party shall have 30 days from the personal delivery or receipt of any Claim Notice (the "Notice Period") in which to notify the Indemnified Party (a) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Damages; and/or (b) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Damages; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to so notify the Indemnified Party during the Notice Period, the Indemnifying Party shall be deemed to have elected to dispute such liability and not to defend against such third party claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it (x) does not dispute its liability to indemnify the Indemnified Party under the provisions of Section 9.06 (or reserves the right to dispute whether such claim is an indemnified claim under the provisions of Section 9.06; and (y) elects to defend the Indemnified Party against such Damages, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such third party claim by all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Damages that the Indemnifying Party elects to contest. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. If the Indemnifying Party elects not to assume the defense of a third party claim, or elects to assume the defense of a third party claim, but reserves the right to dispute whether such claim is an indemnified claim under the provisions of Section 9.06, the determination of whether the Indemnified Party is entitled to indemnification under the provisions of Section 9.06 shall be resolved pursuant to arbitration as provided in Section 10.16.

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     9.09  Allocation of Proceeds. Seller shall receive all proceeds from the sale of Substances physically produced or allocable to the Acquired Assets prior to the Effective Time. Purchaser shall receive all proceeds from the sale of Substances physically produced or allocable to the Acquired Assets on or after the Effective Time.

     9.10 Termination of Confidentiality Agreements. Effective on Closing, the obligations of Purchaser under the Confidentiality Agreements, insofar and only insofar as they relate to the Acquired Assets, are terminated.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.01 Notices. All notices required or permitted under this Agreement shall be effective upon receipt if personally delivered, if mailed by registered or certified mail, postage prepaid, or if delivered by telegram, telecopy or facsimile if directed to the relevant party hereto as follows:

     TO SELLER:                              TO PURCHASER:

     DDD Energy, Inc.                        Rising Star Energy, L.L.C.
     50 Briar Hollow Lane, Seventh Floor     3141 Hood Street, Suite 350
     West, Houston, Texas 77027              Dallas, Texas 75219
     Tel.: (713) 881-8940                    Tel.: (214) 522-0742
     Fax: (713) 881-8941                     Fax: (214) 522-0616
     Attn: Matthew S. Ramsey                 Attn: Mike K. Grimm

     With copy to:                           With copy to:

     Fulbright & Jaworski L.L.P.             Jackson Walker L.L.P.
     1301 McKinney, Suite 5100               1100 Louisiana, Suite 4200
     Houston, Texas 77010-3095               Houston, Texas 77002
     Tel.: (713) 651-3705                    Tel.: 713/752-4200
     Fax: (713) 651-5246                     Fax: 713/752-4221
     Attn: Michael P. Irvin                  Attn: Richard L. Burleson

Either party hereto may give written notice to the other, in the aforesaid manner, of a change in the address or individual to whom delivery shall be made.

     10.02 Expenses. Except as otherwise provided in this Agreement, all fees, costs and expenses incurred by either party hereto in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party hereto incurring them.

     10.03 Amendment. This Agreement may not be altered or amended, nor any rights waived, except by a written instrument executed by the party hereto to be charged with the amendment or waiver. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the same provision or of any other provision of this Agreement.

     10.04 Assignment. Except as provided in the following sentence of this
Section 10.04, neither party hereto may assign or delegate any of its rights or duties hereunder without the prior written consent of the other party hereto. Purchaser shall have the right, without obtaining the prior written consent of Seller, to assign the rights of Purchaser hereunder to an Affiliate (as defined below in this Section 10.04) of Purchaser; provided that no such assignment shall relieve Purchaser of its obligations or liabilities under this Agreement. The term "Affiliate" as used herein shall mean, as to the person or entity specified, any person or entity controlling, controlled by or under common control with such specified person or entity. The concept of control, controlling or controlled by as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No person or entity shall be deemed an Affiliate of any person or entity by reason of the exercise or existence of rights, interests or remedies under this Agreement.

     10.05 Conditions. The inclusion in this Agreement of conditions to the obligations of Seller or Purchaser at Closing shall not, in and of itself, be a covenant of either party hereto to satisfy the conditions to the obligations of the other party hereto at Closing.

     10.06 References. References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears. References in this Agreement to "includes" or "including" shall mean "includes, without limitation," or "including, without limitation," as the case may be. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to "writing" include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to persons or entities include their respective successors and permitted assigns.

     10.07 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

     10.08 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

     10.09 Incorporation of Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

     10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and which, taken together, shall constitute the same instrument.

     10.11 Governing Law. Except to the extent the laws of another jurisdiction mandatorily govern any aspect of the transactions contemplated by this Agreement, this Agreement and the transactions contemplated by this Agreement shall be governed and construed in accordance with the internal laws of the State of Texas, without giving effect to any principles of conflict of laws.

     10.12 Integration. This Agreement and the documentation to be executed and delivered at Closing constitute the entire understanding between Seller and Purchaser concerning the subject matter of this Agreement and supersede all negotiations, discussions, representations, prior agreements and understandings, whether oral or written, except the Confidentiality Agreement.

     10.13 Parties in Interest. Except as otherwise expressly provided herein, this Agreement is binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors, representatives, and permitted assigns. Except as otherwise expressly provided herein, no other person or entity is intended to have any benefits, rights or remedies under this Agreement nor shall any person or entity other than Purchaser and Seller be entitled to any claim, cause of action, remedy, or right of any kind under this Agreement.

     10.14 Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

     10.15 Survival. The covenants, agreements, representations, warranties and indemnities contained in this Agreement shall survive Closing of the transactions contemplated hereby; provided, however, except as to the representations and warranties made by Seller in Sections 3.01(a) (other than the last sentence thereof), (b), (c), (d), and (e) and by Purchaser in Section 3.02, the representations and warranties made by Seller and Purchaser in this Agreement and indemnities by Seller and Purchaser associated therewith shall survive Closing for eighteen months only.

     10.16 Arbitration.

          (a) Any and all claims, counterclaims, demands, cause of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach of any such provision, or in any way relating to the subject matter of this Agreement or the relationship between the parties hereto created by this Agreement, involving the parties hereto and/or their respective representatives (all of which are referred to herein as "Claims"), even though some or all of such Claims allegedly are extra-contractual in nature, whether such Claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration.

          (b) The arbitration shall be conducted pursuant to the Federal Arbitration Act, as such Act is modified by this Agreement. The validity, construction, and interpretation of this Agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators. Failing agreement upon the rules governing the conduct of the arbitration within 30 days after appointment of the third arbitrator (as provided below in this Section 10.16), the arbitrators shall adopt the Commercial Arbitration Rules of the American Arbitration Association, but the arbitration shall not be under the supervision of, and no fee shall be paid to, the American Arbitration Association. In deciding the substance of any Claims in arbitration, except to the extent that it is mandatory that the law of some other jurisdiction wherein the Acquired Assets are located shall apply, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding choice-of-law principles of such laws that might call for the application of the law of some other state). Notwithstanding any other provision in this Section 10.16 to the contrary, the parties hereto expressly agree that the arbitrators shall have absolutely no authority to award consequential, statutory, treble, exemplary or punitive damages of any type under any circumstances, regardless of whether such damages may be available under the law of the State of Texas, the law of any other state, or federal law, or under the Federal Arbitration Act, or under the Commercial Arbitration Rules of the American Arbitration Association, the parties hereto hereby waiving their right, if any, to recover consequential, statutory, treble, exemplary or punitive damages in connection with any such Claims.

          (c) The arbitration proceeding shall be conducted in Houston, Texas. Within 30 days of the notice of initiation of the arbitration procedure, Seller shall select one arbitrator and Purchaser shall select one arbitrator. Each arbitrator shall be experienced in those aspects of the oil and gas industry relevant to the transactions contemplated by this Agreement. The two arbitrators shall select a third arbitrator, failing agreement on which within 90 days of the original notice, the parties hereto (or either of them) shall apply to any United States District Judge for the Southern District of Texas, Houston Division, who shall appoint the third arbitrator. While the third arbitrator shall be neutral, the two arbitrators appointed by the parties hereto are not required to be neutral and it shall not be grounds for removal of either of such arbitrators or for vacating the award of the arbitrators that either of such arbitrators has past or present minimal relationships with the party hereto that appointed such arbitrator.

          (d) Each party hereto shall pay the fees of the arbitrator appointed by it and all fees of the third arbitrator shall be borne equally by the parties hereto.

          (e) To the fullest extent permitted by law, the arbitration proceeding and the award of the arbitrators shall be maintained in confidence by the parties hereto.

          (f) The award of the arbitrators shall be final and binding on the parties of the arbitrators, and judgment thereon may be entered in a court of competent jurisdiction.

     10.17 Endeavor Exploration, LLC. Endeavor Exploration, LLC ("Endeavor") has executed this Agreement solely to evidence the granting of the Purchase Option as provided in Section 1.03. Reference source not found.. Endeavor agrees to execute and deliver any and all instruments and take such other actions as may be necessary or advisable to carry out its obligations under this Agreement or any other document delivered pursuant hereto.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Agreement as of the date first set forth above.


                                SELLER:

                                DDD ENERGY, INC.


                                By: /s/ Matthew S. Ramsey
                                    ----------------------------------------
                                Name: Matthew S. Ramsey
                                     ---------------------------------------
                                Title: President
                                       -------------------------------------


                                PURCHASER:

                                RISING STAR ENERGY, L.L.C.


                                By: /s/ Michael K. Grimm
                                    ----------------------------------------
                                Name: Michael K. Grimm
                                     ---------------------------------------
                                Its: President
                                    ----------------------------------------

                                ENDEAVOR EXPLORATION, LLC


                                By: /s/ Matthew S. Ramsey
                                    ----------------------------------------
                                Name: Matthew S. Ramsey
                                     ---------------------------------------
                                Title: President
                                      --------------------------------------